EXHIBIT 3.2

CERTIFICATE OF DESIGNATION

OF

SERIES 1992-1 PREFERRED STOCK

OF

FULL HOUSE RESORTS, INC.

Pursuant to Section 151 of the General Corporation Law

of the State Delaware

FULL HOUSE RESORTS, INC., a Delaware corporation (“Corporation”), hereby certifies that pursuant to the authority contained in Articles Fourth of its Amended Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors on November 6, 1992 adopted the following resolution creating a series of the 9.0001 par value Preferred Stock designated as Series 1992-1 Preferred Stock.

RESOLVED, that a series of the class of authorized $.0001 par value Preferred Stock of the Corporation hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designated and Amount. The shares of such series shall be designated as “1992-1 Preferred Stock” (the “1992-1 Preferred Stock”) and the number of shares constituting such series shall be 1,500,000.

2. Dividends and Distributions. The holders of Series 1992-1 Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Director out of funds legally available for the purpose, in the annual amount of $.30 per share, payable in arrears semi-annually on the fifteenth day of December and June, in each year, unless such day is a non-business day, in which event on the next business day, commencing on the 1st such day after the issuance of the 1992-1 Preferred Stock, to holders of record on such dates, not exceeding 30 days preceding the payment date thereof, as may be determined by the Board of Directors in advance of the payment of each particular dividend. Dividends shall be payable in cash.

Dividends shall begin to accrue and be cumulative from July 1, 1992. Accrued but unpaid dividends shall not bear interest. Dividends paid on the 1992-1 Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro-rata on share-by-share basis among all such shares at the time outstanding.

3. Voting Rights. The holders of 1992-1 Preferred Stock shall have the following voting rights:

(a) Except as provided in Paragraph (c), each share of 1992-1 Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the Corporation’s stockholders;

(b) except as otherwise provided herein or by law, the holders of 1992-1 Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation’s stockholders;

(c) the consent of the holders of at least a majority of the outstanding shares of the 1992-1 Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of Stockholders called for the purpose, shall be necessary to amend the Certificate of Incorporation, including the provisions of the Certificate of Designation of Series 1992-1 Preferred Stock which embodies this resolution, in any manner which materially alters the relative rights and preferences of the 1992-1 Preferred Stock so as to adversely affect holders thereof.

4. Certain Restrictions. Whenever semi-annual dividends payable on the 1992-1 Preferred Stock as provided in Section 2 are in arrears, and thereafter and until dividends, including all accrued dividends, on shares of the 1992-1 Preferred Stock outstanding shall have been paid in full or declared and set apart for payment, the Corporation shall not (a) pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the 1992-1 Preferred Stock, (b) without the affirmative vote or consent of the holders of at least sixty seven percent (67%) of the 1992-1 Preferred Stock at the time outstanding voting separately as a single class, redeem any shares of the 1992-1 Preferred Stock unless it shall simultaneously redeem all the shares of the 1992-1 Preferred Stock then outstanding, or (c) purchase or otherwise acquire for consideration with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes of outstanding capital stock.

5. Redemption at Option of the Corporation. The Corporation shall have the right to redeem shares of the 1992-1 Preferred Stock pursuant to the following provisions:

(a) Subject to the restrictions in Section 4, the Corporation shall have the right, at its sole option and election, to redeem the shares of the 1992-1 Preferred Stock, in whole or in part, at any time and from time to time, on or before December 31, 1994 at the redemption price of $3.25 per share through December 31, 1993, and thereafter at the redemption price of $3.375 per share through December 31, 1994, plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the redemption rate;

(b) if less than all or the 1992-1 Preferred Stock at the time outstanding is to be redeemed, the shares so to be redeemed shall be selected by lot, pro-rata or in such other manner as the Board of Directors may determine to be fair and proper;

(c) notice of any redemption of the 1992-1 Preferred Stock shall be mailed at least 30, but not more than 60, days prior to the date fixed for redemption to each Holder of 1992-1 Preferred Stock to be redeemed, at such holder’s address as it appears on the books of the Corporation. In order to facilitate the redemption of the 1992-1 Preferred Stock, the Board of Directors may fix a record date for the determination of holders of 1992-1 Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the 1992-1 Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

(d) upon the redemption date specified in the notice given pursuant to Paragraph (c), the Corporation shall pay by certified or cashier’s check payable to the holders of the shares of the 1992-1 Preferred Stock the funds necessary for such redemption, mailed by certified or registered mail to the holders’ address as it appears on the books of the Corporation;

(e) upon the payment of funds pursuant to Paragraph (d) in respect of shares of the 1992-1 Preferred Stock called for redemption, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the 1992-1 Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefor and the right to convert such shares into shares of Common Stock until the close of business on the 3rd business day preceding the redemption date, as provided in Section 8.

6. Reacquired Shares. Any shares of the 1992-1 Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of $.0001 par value Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

7. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of the Corporation’s $.0001 par value Common Stock or any Preferred Stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1992-1 Preferred Stock unless, prior thereto, the holders of the 1992-1 Preferred Stock shall have received $3.00 per share, plus an amount equal to unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of such payment.

8. Conversion. Each share of the 1992-1 Preferred Stock may be converted into shares of $.0001 par value Common Stock of the Corporation on the following terms and conditions:

(a) Subject to the provisions for adjustment hereinafter set forth, each share of the 1992-1 Preferred Stock shall be convertible at any time at the option of the holder thereof, in the manner hereinafter set forth, into one fully paid and nonassessable share of Common Stock of the Corporation;

(b) the number of shares of Common Stock into which each share of the 1992-1 Preferred Stock is convertible shall be adjusted from time to time as follows:

(i) In case the Corporation shall at any time or from time to time declare or pay any dividend on its Common Stock payable in its Common Stock or effect a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in its Common Stock), then, and in each such case, the number of shares of Common Stock into which each share of the 1992-1 Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (a) a fraction, the numerator of which is the sum of (i) the number of shares of Common Stock into which such a share was convertible immediately prior to occurrence of such event plus (ii) the number of shares of Common Stock which such holder would have been entitled to receive in connection with the occurrence of such event had such share been converted immediately prior thereto, and the denominator of which is the number of shares in Common Stock determined in accordance with clause (i) above. An adjustment made pursuant to this subparagraph (b) (i) shall become effective (A) in the case of any such dividend, immediately after the close or business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or (B) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective;

(ii) In case the Corporation at any time or from time to time shall combine or consolidate the outstanding shares of its Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise, then, and in each such case, the number of shares of Common Stock into which each share of the 1992-1 Preferred Stock is convertible shall be adjusted so that the holder of each share thereor shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (b) a fraction, the numerator of which is the number of Shares which the holder would have owned after giving effect to such event had such share been converted immediately prior to the occurrence of such event and the denominator of which is the number of Common Shares into which such share was convertible immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph (b) (ii) shall become effective at the close of business on the day immediately prior to the day upon which such corporate action becomes effective;

(iii) In case the Corporation at any time or from time to time shall issue rights or warrants to all holders of shares of its Common Stock entitling them to subscribe for or purchase shares of its Common Stock (or securities convertible into its Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price (as defined in paragraph (c) below) per share of Common Stock on the record date fixed for the determination of shareholders entitled to receive such right or warrant, then, and in each such case (unless the holders of shares of the 1992-1 Preferred Stock shall be permitted to subscribe for or purchase shares of Common Stock on the same basis as though such shares of the 1992-1 Preferred Stock had been converted into shares of Common Stock immediately prior to the close of business on such record data), the number of shares of Common Stock into which each share of the 1992- Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to such event by (b) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such record date plus (II) the number or additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such record date plus (II) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so offered would purchase at such Current Market Price on such record date. For purposes of this subparagraph (b) (iii), the aggregate consideration receivable by the Corporation in connection with the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be equal to the sum of the aggregate offering price of such securities plus the minimum aggregate amount, if any, payable upon conversion of such securities into shares of Common Stock. An adjustment made pursuant to this subparagraph (b) (iii) shall be made upon the issuance of any such rights or warrants and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of shareholders entitled to receive such rights or warrants.

(iv) In case the Corporation at any time or from time to time shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on its Common Stock, other than a dividend payable in cash or shares of the Corporation’s Common Stock or rights or warrants to subscribe for shares of the Corporation’s Common Stock, then, and in each such case (unless the holders of shares of the 1992-1 Preferred Stock shall receive any such dividend or other distribution on the same basis as though such shares of the 1992-1 Preferred Stock had been converted into shares of Common Stock immediately prior to the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution), the number of shares of Common Stock into which each share of the 1992-1 Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution by (b) a fraction, the numerator of which shall be the Current Market Price (as defined in Paragraph (o) below per share of Common Stock on the record date fixed for the determination or holders of Common Stock entitled to receive such dividend or distribution, and the denominator of which shall be such Current Market Price per share of Common Stock less the fair value of such dividend or distribution (as determined in good faith by the Board of Directors of the Corporation, a certified resolution with respect to which shall be filed with each transfer agent for the 1992-1 Preferred Stock) payable in respect of one share of Common Stock. An adjustment made pursuant to this subparagraph (b) (iv) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution;

(c) The term “Current Market Price” shall mean, as applied to any class of stock on any date, the average of the daily “Closing Prices” (as hereinafter defined) for the 20 consecutive “Trading Days” (as hereinafter defined) immediately prior to the date in question; provided, however, that in the event that the Current Market price per share of Common Stock is determined during a period following the announcement by the Corporation of a dividend or distribution on its Common Stock payable in shares of its Common Stock or securities convertible into shares of its Common Stock, and prior to the expiration of twenty Trading Days after the ex-dividend date for such dividend or distribution, then, and in each such case the Current Market Price shall be appropriately adjusted to reflect the Current Market Price per Common Stock equivalent. The term “Closing Price” on any day shall mean the last sales price, regular way, per share of such stock on such day, or, if no such sale takes place on such day, the closing bid price, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Exchange or, if shares of such stock are not listed or admitted to Trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such stock are listed or admitted to trading or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, the high bid price in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc.’s Automated Quotation System (“NASDAQ”). The term “Trading Day” shall mean a day on which the securities exchange or NASDAQ on which shares of such stock are listed or admitted to trading is open for the transaction of business.

(d) If any adjustment in the number of shares of Common Stock into which each share of the 1992-1 Preferred Stock may be converted required pursuant to this Section 8 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of the 1992-1 Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of the 1992-1 Preferred Stock is then convertible. All calculations under this paragraph (d) shall be made to the nearest one-hundredth of a share;

(e) The holder of any shares of the 1992-1 Preferred Stock may exercise his option to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of 1992-1 Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions or this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice, shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation to which the holder of the 1992-1 Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the 1992-1 Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the day or giving of such notice and of such surrender of the certificate or certificates representing the shares of the 1992-1 Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock at the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time;

(f) Shares of the 1992-1 Preferred Stock may not be converted after the close of business on the third business day preceding the date fixed for redemption of such shares pursuant to Section 5;

(g) Upon conversion of any shares of the 1992-1 Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, provided that such holder shall be entitled to receive any dividends on such shares of the 1992-1 Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the 1992-1 Preferred Stock entitled to receive payment of such dividend;

(h) In connection with the conversion of any shares of the 1992-1 Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the market value of such fractional interest. In such event, the market value of a share of Common Stock of the Corporation shall be the Closing Price (as defined in paragraph (c)) of such shares on the last business day on which such shares were traded immediately preceding the date upon which such shares of 1992-1 Preferred Stock are deemed to have been converted; and

(i) The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Corporation issuable upon the conversion of all outstanding shares of the 1992-1 Preferred Stock.

9. Adjustments for Consolidation, Merger, etc. In case the corporation, (a) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (b) shall permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (c) shall transfer all or substantially all of its properties or its assets to any other person, or (d) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment is provided in Section 8), then, and in each such case, proper provision shall be made so that each share of 1992-1 Preferred Stock then outstanding shall be converted into, or exchanged for, one share of preferred stock (the “Substitute Preferred Stock”) of the “Acquiring Corporation” (as hereinafter defined) entitling the holder thereof to all of the rights, powers, privileges and preferences with respect to the Acquiring Corporation to which the holder of a share of 1992-1 Preferred Stock is entitled with respect to the Corporation, and being subject with respect to the Acquiring Corporation to the qualifications, limitations and restrictions to which a share of 1992-1 Preferred Stock is subject with respect to the corporation, except that in lieu of and notwithstanding the provisions for conversion at the option of the holders of 1992-1 Preferred Stock set forth in Section 8, each share of Substitute Preferred Stock shall be convertible at any time, at the option at the holder thereof, into the number of shares of “Voting Common Stock” (as hereinafter defined) of the Acquiring Corporation or, if the Acquiring Corporation shall not meet the requirements of the proviso hereto, its “Parent” (as hereinafter defined), subject to adjustments (subsequent to consummation of such transaction) as nearly equivalent as possible to the adjustments provided for in Section 8 and this Section 9, determined by multiplying the number of shares of Common Stock into which each share of the 1992-1 Preferred Stock was convertible immediately prior to consummation of such transaction by a fraction, the numerator of which is the “Acquisition Price”‘ (as hereinafter defined) and the denominator of which is the lesser of (A) the Current Market Price (as defined in Paragraph (c) of Section 8) per share of the Voting Common Stock of the Acquiring Corporation or its Parent, as the case may be, on the date of such consummation and (B) the Current Market Price (as defined in Paragraph (c) of Section 8) per share of the Voting Common Stock of the Acquiring Corporation or its Parent, as the case may be, on the date of such conversion; provided, however, that without the affirmative vote or consent of the holders of at least 67% of the outstanding shares of the 1992-1 Preferred Stock, the Corporation shall not effect any of the transactions described in clauses (a) through (d) of this Section 9. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any of the transactions described in clauses (a) through {d) of this Section 9 unless, prior to the consummation thereof, each corporation, including this Corporation, which may be required to deliver any stock, securities, cash or other property to the holders of shares of the 1992-1 Preferred Stock shall assume, by written instrument delivered to each transfer agent of the 1992-1 Preferred Stock, the obligation to deliver to such holder such shares of stock, securities, cash or other property to which, in accordance with the foregoing provisions, such holder may be entitled and each such corporation shall have furnished to each such transfer agent an opinion of counsel for such corporation, stating that such assumption agreement is legal, valid and binding upon such corporation.

For purposes of this Section 9, the term “Voting Common Stock” with respect to any corporation shall mean the common stock of such corporation ordinarily entitled to elect a majority of the directors constituting the full board of directors of such corporation; the term “Acquiring Corporation” shall mean the continuing or surviving corporation of a consolidation or merger with the Corporation (if other than the Corporation), the transferee of all or substantially all or the properties and assets of this Corporation, the corporation consolidating with or merging into the Corporation in a consolidation or merger in which the Corporation is the continuing or surviving person, but in connection with which the Common Stock of the Corporation is changed into or exchanged for the stock or other securities of any other person or cash or any other property, or, in case of a capital reorganization or reclassification, the Corporation; the term “Parent” shall mean, as to any Acquiring Corporation, any corporation which (i) controls the Acquiring Corporation directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Corporation in the consolidated financial statements contained in such Parent’s Annual Reports on Form 10-K and (iii) is not itself included in the consolidated financial statements of any other person (other than its consolidated subsidiaries); and the term “Acquisition Price” shall mean, as applied to the common stock, the greatest of whichever of the following are applicable: (1) the Current Market Price (as defined in Paragraph (c) of Section 8) per share of Common Stock on the date on which any transaction to which this Section 9 applies is consummated; (2) if a purchase, tender or exchange offer is made by the Acquiring Corporation (or by any of its Affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than 50% of the outstanding shares of common stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (1) of this definition and (y) the Current Market Price {as defined in Paragraph (c) of Section 8) per share of Common Stock on the date of acceptance of such offer by the holders or more than 50% of the outstanding shares of Common Stock; and (3) the highest price (in cash or fair market value of securities or other property) paid for a share of Common Stock of which the Acquiring Person is the Beneficial Owner and acquired by the holder thereof during the one year immediately preceding the stock acquisition date or in the transaction in which such acquiring person became an acquiring person.

10. Reports as to Adjustments. Whenever the number of shares of Common Stock into which the shares of the 1992-1 Preferred Stock are convertible is adjusted as provided in Section 8, the Corporation shall (a) promptly compute such adjustment and furnish to each transfer agent for the 1992-1 Preferred Stock a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares or Common Stock into which each share of the 1992-1 Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective and (b) promptly mail to the holders of record of the outstanding shares of the 1992-1 Preferred. Stock a notice stating that the number of shares into which the shares of 1992-1 Preferred Stock are convertible has been adjusted and setting forth the new number of shares into which each share of the 1992-1 Preferred Stock is convertible as a result of such adjustment and when such adjustment will become effective.

11. Notices of Corporate Action. In the event of:

(a) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of Common Stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the corporation;

then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the 1992-1 Preferred Stock and to the holders of record of the outstanding shares of the 1992-1 Preferred Stock, at least 20 days (or 10 days in case of any event specified in clause (a) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right or (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment in the number of shares of Common Stock into which shares of the 1992-1 Preferred Stock are convertible and, if so, shall state the new number of shares of Common Stock into which each share of the 1992-1 Preferred Stock shall be convertible upon such adjustment and when such adjustment will become effective. The failure to give any notice required by this Section 10, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.

IN WITNESS WHEREOF, Full House Resorts, Inc. has caused this Certificate of Designation of Series 1992-1 Preferred Stock to be duly executed by its President and attested to by its Secretary this              day of             ,         .

FULL HOUSE RESORTS, INC.

By:
Donald C. Holmes, President

Attest:

Louis Zauderer, Secretary